Exhibit 10.1

CONFIDENTIAL TREATMENT REQUEST

[ * ] indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission

AGREEMENT FOR THE PURCHASE AND SALE
OF BLOOD PLASMA

THIS AGREEMENT (the “Agreement”) is made and entered into this September 6th 2007, by and between GAMMACAN LTD., an Israeli Corporation, with its principal place of business at 39 Jerusalem Street, Kiryat Ono, 55423, Israel (“GammaCan”) and DCI MANAGEMENT GROUP, LLC, a Delaware Corporation, with its principal place of business at 1019 Ft. Salonga Road, Suite 109, Northport, NY 11768 (“Seller” or “DCI”).

ARTICLE 1

RECITALS

This Agreement is made on the basis of the following facts:

1.1     Definition of Plasma

The term “Plasma” as used in this Agreement shall refer to the collection of normal source plasma from Vitiligo donors to be derived from automated plasmapheresis procedures conducted at Seller’s Donor Centers (“Centers”), which are FDA-approved, IQPP certified Centers operated by Seller, and meeting the Specifications, as hereinafter defined, set forth in Section 3.1 hereof and on Annex 1 hereto.

ARTICLE 2

TERMS OF SALE

2.1     Agreement to Purchase and Sell

GammaCan agrees to purchase from Seller, and Seller agrees to sell to GammaCan, during the Term of this Agreement, an initial quantity of [*] liters of Plasma, commencing after the signing of this agreement. It is understood that there will be a period of time during which the Seller must train personnel and modify their SOM (Standard Operating Manual) to accommodate the GammaCan program. Plasma collection will commence [*]. This period is [*]. GammaCan shall have the right to place additional orders for a period of [*] commencing on [*] and the Parties shall agree on such quantities and price.

2.2     Price and Payment

2.2.1  Price. The price of Plasma to be ordered from Seller by GammaCan [*] that meets any and all Specifications under the terms of this Agreement is [*].

2.2.2  Terms / Title. Payment for Plasma purchased by GammaCan from Seller shall be made to Seller’s bank account via wire transfer within [*] after date of invoice which will be Seller’s date of shipment as evidenced by Seller’s BOL (Bill of Lading). Any payment made by GammaCan after such [*] period shall accrue interest to be paid to the Seller from such [*] at the rate of [*].

ARTICLE 3

GENERAL PROVISIONS

3.1     Specifications

Seller warrants and agrees that all Plasma sold to GammaCan hereunder shall meet the same specifications as [*], set forth on Annex 1 hereof (collectively the “Specifications”).

3.1.1  Plasma shall be collected, processed, stored, packaged and shipped in compliance with all applicable sections of the Code of Federal Regulations (C.F.R.), as may be amended from time to time, including all applicable sections and regulations issued or promulgated by the United States Food and Drug Administration plasma collection requirements, as well as any other applicable federal, state, and local regulations concerning the collection, packaging, processing, storing or shipping of Plasma (together the “Plasma Regulations”). Plasma shall also meet any and all requirements as specified in the Plasma Master File of GammaCan’s contract manufacturer, [*], in the United Kingdom, as may be amended from time to time.

3.1.2   Seller shall operate each Center in accordance with an FDA-approved Standard Operating Procedure and in complete compliance with the Plasma Regulations.

3.1.3   Seller shall collect, process, store, package and ship Plasma in accordance with the Specifications. Upon mutual agreement, Seller will conform with new specifications ordered by GammaCan, whenever possible. Any additional cost associated with new requirements by GammaCan, FDA, PPTA, or any other regulatory agency shall be agreed upon by Seller and GammaCan in writing and in advance.

3.1.4   Seller will utilize the procedures required for normal source Plasma and, in addition, will administer the GammaCan Vitiligo Questionnaire (“Questionnaire”) for each qualified donor on the program to supply plasma to GammaCan. It is understood that donors will not be added to the program until they have been qualified with [*]. The Questionnaire to be used by Seller is attached hereto as Annex 2. Seller shall provide all completed Questionnaires to GammaCan for each new donor accepted on the program on the first of each month at the address set forth in the introductory paragraph to this Agreement.

3.2     Testing

3.2.1  [*] shall be responsible for the cost of any and all serological tests necessary to meet FDA requirements.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.2.2  NAT testing shall be conducted by [*]. [*] shall be responsible for the costs of any and all NAT testing, utilizing the [*] account number [*], and shall be responsible for all reasonable shipping costs relating to the shipment of samples to [*] for testing. NAT testing shall include, without limitation, [*].

3.2.3  [*] will release plasma to [*] after [*]. [*] shall be responsible for [*]. [*] shall immediately notify [*] of the identity of any units that are required to be pulled and provide such test results.

3.3     Shipping of Plasma

Plasma shall be shipped [*] and shall be shipped by a transportation company designated by [*]. The Bill of Lading relating to each shipment shall indicate “[*]”. Plasma shipments will be minimum [*] Liters.

3.4     Shipping of Samples

[*] samples for each unit will be shipped to GammaCan with each unit in the carton.

DCI will send [*] samples to GammaCan for each unit shipped to GammaCan. [*] will select the method of packing and transporting these additional samples to GammaCan. [*] will be responsible for all costs associated with and any additional labor to manage and perform this operation including cartons, trays, ice, etc. [*] will supply a FEDEX account number for the shipment of these additional samples.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1     Relationship of the Parties

The relationship between GammaCan and Seller is, and during the term hereof shall be, that of buyer and seller. Seller is in no way the partner, legal representative or agent of GammaCan for any purpose whatsoever and has no right or authority to incur, assume, or create, in writing or otherwise, any warranty, liability or obligation of any kind, expressed or implied, in the name of, or on behalf of GammaCan.

4.2      Advertising

Seller shall administer, on behalf of GammaCan and at GammaCan’s expense, an advertising program relating to the recruitment of vitiligo plasma donors, provided however, that no materials relating to GammaCan, the matters referenced herein, or such advertising program may be disclosed to any third party without the prior review and written consent of GammaCan. [*].

4.3      Insurance and Indemnification

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.3.1  Each party hereby indemnifies and holds the other party and its respective Affiliates, agents, employees, officers and directors, harmless from and against any and all claims, losses, liabilities, damages, attorney's fees, costs and expenses which may be sustained by and/or claimed against the other party by virtue of the negligent handling or furnishing of materials or performance of services rendered by the other party, the willful misconduct by the other party or its officers, employees or agents, or any covenant, representation or warranty contained in this Agreement being breached, untrue or materially misleading, by omission or otherwise. The parties' rights and obligations under this Section shall survive the expiration and any termination of this Agreement.

4.3.2  [*] agrees to carry, during the Term of this Agreement and for a reasonable time thereafter, [*] insurance against [*]. The amount of insurance for [*] shall be not less than [*] per occurrence and not less than [*] per occurrence for [*]. [*].

4.4      Force Majeure

The performance of GammaCan and Seller hereunder is subject to all contingencies beyond the direct control of GammaCan and Seller including, without being limited to, the following:

4.4.1   Strikes, or other labor disputes or labor troubles of any kind (other than by the Sellers or GammaCan employees);

4.4.2  Floods, earthquakes, droughts, or accidents;

4.4.3  Commotions, insurrections, riots, wars, or consequences of war;

4.4.4  Acts of God or perils of the sea;

4.4.5  Quotas and embargoes; and

4.4.6  Breakdowns in manufacturing machinery, casualties, fires, loss of goods in public or private warehouses, provided, however, that such breakdowns, casualties, fires or losses are not the result of GammaCan’s or Seller’s negligence or intentional acts.

4.4.7   In any event described in Sections 4.4.1 through and including 4.4.6, GammaCan shall have the right, without the prior written consent of the other Party and in its sole election, and without incurring any liability for such occurrence or event, to:

           a. Notify Seller of its intention and mutually agree between the parties to perform a modified or restricted agreement and perform the Agreement as so restricted or modified because of any of the foregoing contingencies. In the event the parties hereto mutually agree to perform a modified or restricted Agreement, the restricted or modified performance shall operate as a complete discharge of any obligations hereunder which are inconsistent with such modification

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

or restriction for the period defined in advance for acting under a modified or restricted Agreement, or

           b. Perform the Agreement within a reasonable time after the causes of nonperformance or delay have terminated; or

           c. Terminate the Agreement in case such Force Majeure or the performance under the terms of this Agreement is impaired by such Force Majeure remains for more than 60 (sixty) days.

4.4     Notices

All notices or other communications required or permitted to be given or made under this Agreement may be effected by personal delivery in writing, which shall then be deemed communicated the same day as the personal delivery thereof, or by registered or certified mail, postage prepaid, return receipt requested, which shall then be deemed communicated five (5) days from the mailing thereof. Notices shall be addressed to the parties at the address given below or at such address as the respective parties may hereafter designate to the other in writing:

If addressed to GammaCan:	GammaCan International, Inc.
Kiryat Ono Mall
Azorim Center A
39 Jerusalem St.
55423 Kiryat Ono, Israel
Attention: Patrick Schnegelsberg, Chief Executive Officer

With a copy to:	Reitler Brown & Rosenblatt LLC
800 Third Avenue
21st Floor
New York, New York 10022
Attention: Robert Steven Brown, Esq.

If addressed to Seller:	DCI Management Group, LLC
Suite 109
1019 Fort Salonga Road
Northport, NY 11768

4.7     Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

4.8     Assignability

Except as otherwise set forth herein, this Agreement shall not be assignable by either party hereto, without the prior written consent of the other party except in the case that either Party sells all of their outstanding shares, or all or substantially all of their assets to a third party.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.9     Arbitration

Any disputes or claims arising under or in connection with this Agreement, including the interpretation or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon a single arbitrator within (10) ten days after demand by either of them for arbitration, then each party shall select one arbitrator from a list of arbitrators supplied by the American Arbitration Association. The two arbitrators so selected shall then choose a third arbitrator in order that the dispute may be finally resolved by a majority of the panel of three arbitrators so selected. The decision of the arbitrator or arbitrators shall be final and binding upon the parties both as to law and fact. The expense of the arbitration shall be shared equally by the parties, unless the arbitration award states that the expense shall be allocated otherwise. Any such arbitration shall take place in New York.

4.10    Confidentiality

Seller, and its employees and agents shall hold in confidence any and all documents, materials and information provided to Seller by GammaCan, including but not limited to the terms and conditions of this Agreement. Seller agrees that it will not disclose, except to their employees and agents on a need-to-know basis, any such information or documents described herein at any time during, or after termination of this Agreement, without the prior written consent of GammaCan. The requirements of this Paragraph shall not apply to information which is publicly disclosed by GammaCan. In addition to the above, both Seller and GammaCan shall fully comply with the U.S. Department of Health and Human Services’ regulations on “Privacy Standards for Individually Identifiable Health Information,” which comprise 45 C.F.R. §§ 160.101 through 164.534, promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first set forth above.

GAMMACAN LTD.

By	/s/ Patrick Schnegelsberg Patrick Schnegelsberg Chief Executive Officer

DCI MANAGEMENT GROUP, LLC

By	/s/ Ira London [Officer’s Name] [Officer’s Title(s)]

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Annex 1

Specifications

Annex 2

Vitiligo Questionnaire

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Annex 1

Specifications

[*]

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. A total of 11 pages have been omitted from Annex 1.

Annex 2

Vitiligo Questionnaire

[*]

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. A total of 2 pages have been omitted from Annex 2.